UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2017

SYNLOGIC, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-37566	26-1824804
(Commission File No.)	(IRS Employer Identification No.)

Synlogic, Inc.

200 Sidney St., Suite 320

Cambridge, MA 02139

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (617) 401-9947

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 4, 2017, Synlogic, Inc. (the “Company”) appointed Andrew W. Gengos, 53, as Chief Operating Officer and Head of Corporate Development, such appointment to be effective at the commencement of Mr. Gengos’s employment with the Company. Mr. Gengos’ employment commenced on October 9, 2017. Mr. Gengos most recently served as President, Chief Executive Officer and as a director of ImmunoCellular Therapeutics, a publicly-traded immune-oncology company pursuing treatments for glioblastoma from December 2012 to December 2016. Previously, Mr. Gengos was the President and Chief Executive Officer of Neuraltus Pharmaceuticals from February 2010 to August 2012. Prior to his service with Neuraltus, Mr. Gengos served for more than seven years with Amgen where, as Vice President, Strategy and Corporate Development, he managed Amgen’s worldwide in-and-outbound business development activities, including a broad slate of acquisitions, licensing, spin-outs, divestitures, corporate venture capital investments, which included board of director positions and alliance management. In addition, he led the execution of strategic projects and supported the long-range planning process for the company. Before joining Amgen, Mr. Gengos was Vice President, Chief Financial Officer, and Chief Business Officer of Dynavax Technologies, where he led the company’s business functions, including finance and accounting, fundraising, budgeting and planning, and business development. Earlier in his career, Mr. Gengos served as Vice President of Strategy at the Chiron Corporation and as Senior Engagement Manager at McKinsey & Company. Mr. Gengos holds an M.B.A. from the UCLA Anderson School of Management and a B.S. in chemical engineering from the Massachusetts Institute of Technology.

The Company and Mr. Gengos entered into an employment agreement, effective September 4, 2017 (the “Employment Agreement”). Pursuant to the Employment Agreement, Mr. Gengos will receive an initial annual base salary of $398,000. Mr. Gengos is also eligible to receive an annual discretionary bonus award of up to 35% of his then-current base salary. The bonus award, if any, will be determined by the Company’s Board of Directors. Mr. Gengos is entitled to receive a one-time sign-on bonus of $100,000 and reimbursement for all ordinary and reasonable out-of-pocket expenses, subject to the terms set forth in the Employment Agreement.

In connection with his appointment, Mr. Gengos is entitled to receive a stock option to purchase 154,000 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), at an exercise price equal to the closing price of the Common Stock on the NASDAQ Capital Market on the date of grant of the stock option. The stock option will have a ten-year term and will vest over approximately four years, subject to continued service with the Company through the applicable vesting dates, and will vest as to 25% of the shares underlying the stock option on the first anniversary of the commencement of Mr. Gengos’s employment with the Company and as to an additional 1/48th of the shares underlying the stock option monthly thereafter.

In the event of a change of control (as defined in the Employment Agreement) of the Company where Mr. Gengos’s employment is terminated by the Company without cause or on account of Mr. Gengos’s death or permanent disability (as defined in the Employment Agreement) or Mr. Gengos resigns for good reason (as defined in the Employment Agreement) within the 12-month period that immediately follows or 30-day period immediately prior to the change of control, all of his unvested stock options will accelerate and become fully vested. As a condition of employment, Mr. Gengos has entered into a Non-Competition and Non-Solicitation Agreement and an Invention and Non-Disclosure Agreement with the Company. Mr. Gengos will also enter into an Indemnification Agreement with the Company relating to his employment.

Under the terms of the Employment Agreement, Mr. Gengos’s employment with the Company may be terminated at any time, with or without cause and with prior notice, by either Mr. Gengos or the Company. If the Company terminates Mr. Gengos’s employment without cause or Mr. Gengos terminates his employment for good reason, he will be entitled to receive within 60 days following termination (1) continuation of his then-current base salary for a period of six months, which will be payable in accordance with the Company’s payroll practices and procedures, (2) group medical insurance pursuant to the COBRA law, subject to the terms set forth in the Employment Agreement, and (3) a lump-sum payment equal to the prorated portion of Mr. Gengos’s current target bonus for the fiscal year in which he is terminated.

The foregoing description of the Employment Agreement is qualified in its entirety by the text of the Employment Agreement, attached hereto as Exhibit 10.1.

There are no transactions to which the Company is a party and in which Mr. Gengos has a material interest that are required to be disclosed under Item 404(a) of Regulation S-K. Mr. Gengos has not previously held any positions with the Company and has no family relationship with any directors or executive officers of the Company.

Item 8.01	Other Events

On October 10, 2017, the Company issued a press release announcing the hiring of Mr. Gengos, described above, as well as the hiring of Adam Thomas as Chief Human Resources Officer. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement, dated as of September 4, 2017, by and between the Company and Andrew W. Gengos.

99.1	Press Release, dated October 10, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SYNLOGIC, INC.

By:	/s/ Todd Shegog
Todd Shegog
Chief Financial Officer

Date: October 10, 2017